FIRST INVESTORS SERIES FUND II, INC.
                                   ORGANIZATION EXPENSE REIMBURSEMENT AGREEMENT

     This Agreement is made this 10th day of August, 1992, between First Investors Series Fund II, Inc. ("Fund") and First Investors Management Company, Inc. ("FIMCO").

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended; and

     WHEREAS, there have been and will be certain organizational expenses incurred as a part of such organization, which are properly expenses of the Fund, that have been and will in the future be paid by FIMCO by reason of the fact that the Fund was not or will not be capitalized when such expenses otherwise became or become due and payable; and

     WHEREAS, such organizational expenses include expenses necessary to organize and incorporate the Fund in the state of Maryland and its necessary relationships and legal qualifications such as to allow it to commence business and operations, including, but not limited to, such expenses as fees of the Fun's outside legal counsel, Securities and Exchange Commission filing and registration fees, and independent public accountant fees (such expenses hereinafter referred to as "Organizational Expenses").

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed as follows:

     1. The Fund shall reimburse and pay to FIMCO the amounts expended by FIMCO as and for Organizational Expenses for the Fund.

     2. Such reimbursement shall be paid by the Fund to FIMCO upon its demands, without interest, and in no event later than five years from the commencement of operations of the Fund. Upon demand for payment, FIMCO shall present copies of invoices, receipts, canceled checks or other evidence of payment by them for the Organization Expenses for which reimbursement is demanded.

                                    FIRST INVESTORS SERIES FUND II, INC.

                                    By:  /s/David D. Grayson
                                         -------------------
                                            David D. Grayson, President

                                    FIRST INVESTORS MANAGEMENT COMPANY, INC.

                                    BY:  /s/David D. Grayson
                                         -------------------
                                            David D. Grayson, President